March 25, 2013

Via email –

Attention: Kyle Farmer

Range Texas Production, LLC

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

Via email –

Attention: Stewart Delcambre

ZaZa Energy Corporation

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Re:      Sixth Amendment to and Consent to Partial Assignment(s) of Participation Agreement dated March 1, 2012, by and between Range Texas Production, LLC and ZaZa Energy Corporation, as amended

Gentlemen:

This letter agreement (this “Letter Agreement”) is by and among EOG Resources, Inc. (“EOG”), Range Texas Production, LLC (“Range”), and ZaZa Energy Corporation (“ZaZa”).  EOG, Range, and ZaZa are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Reference is hereby made to that certain Participation Agreement dated March 1, 2012, by and between Range and ZaZa, as amended (the “Participation Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Participation Agreement.

I. SIXTH AMENDMENT

This Letter Agreement sets forth the terms of the sixth amendment to the Participation Agreement, pursuant to which Range and ZaZa hereby amend the Participation Agreement, with effect on and from the date first set forth above, as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A.        Paragraph 3.4 of the Participation Agreement shall be amended to change the deadline for reaching the Earning Point from September 1, 2013 to November 1, 2013.

B.        For the avoidance of doubt, notwithstanding anything to the contrary in Section 3.1 of the Participation Agreement, ZaZa’s option to commence the drilling of a Substitute Well as described in Paragraph 3.1 of the Participation Agreement shall be a continuing option, and ZaZa shall have the right to commence and additional Substitute Well any time a previous Substitute Well is abandoned prior to reaching the Minimum Required Depth and/or Minimum Required Lateral Interval, so long as such additional Substitute Well is commenced not later than sixty (60) calendar days after the release of the rig from the abandoned Substitute Well and a bona fide effort is made to reach the Minimum Required Depth and Minimum Required Lateral Interval.

C.        If ZaZa shall assign all or a portion of its rights and obligations under the Participation Agreement to EOG, then the AMI shall not include any lands covered by oil, gas and mineral leases or options to purchase oil, gas and mineral leases owned by EOG prior to March 1, 2013.

D.        For purposes of testing and logging, ZaZa may, at its option, drill and complete a vertical monitor well (the “Monitor Well”) at a mutually agreeable location on lands covered solely by the Leases.  If ZaZa chooses to drill the Monitor Well, then such Monitor Well shall be drilled to include a pilot hole sufficient to log the entire [*]and provide logs that are permissible pursuant to the terms of the relevant Lease.  The tests and logs on the Monitor Well shall include (1) a conventional core sample over the entire interval, [*], and (2) an open hole logging program to evaluate the entire interval in the pilot hole consisting of the following logs: [*], and possible rotary sidewall cores to evaluate prospective zones not sampled by conventional core.  In addition, ZaZa shall provide to Range all reasonably available well data for the Monitor Well as described on Exhibit C to the Participation Agreement.  If ZaZa chooses to drill the Monitor Well, then the above tests and logs shall be performed and provided to Range in lieu of the logs listed in Paragraph 3.1 of the Participation Agreement.

II. CONSENT TO PARTIAL ASSIGNMENT(S)

By executing this Letter Agreement, Range also provides its prior written consent to one or more assignments from ZaZa to EOG, in whole or in part, of the Participation Agreement and the Leases.  The Parties agree that such consent is in satisfaction of the consent requirements described in Paragraph 9.3 of the Participation Agreement.  To the extent of any such partial assignment or assignments, EOG shall assume ZaZa’s rights and obligations under the Participation Agreement, including as amended herein.

*         *         *

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Except as provided for in this Letter Agreement, the Participation Agreement shall remain in full force and effect and all the other terms and conditions of the Participation Agreement shall remain unchanged.

This Letter Agreement may be executed by the Parties in identical counterparts, which, once executed, shall be deemed to constitute a unitary, original document.

This Letter Agreement is binding on the Parties, their successors, and assigns.

Please confirm your agreement with the foregoing by signing and returning one copy of the Letter Agreement to the undersigned, whereupon this Letter Agreement shall become a binding agreement among the Parties.

If you have any questions or comments in this regard, please contact Jon Nykamp at (903) 509-7162 or jon_nykamp@eogresources.com.

                                                                        Very truly yours,

                                                                        EOG RESOURCES, INC.

/s/ Ernest J. LaFlure

Ernest J. LaFlure

Vice President and General Manager

(Acceptance page follows)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreed and accepted this 26th day of March, 2013:

RANGE TEXAS PRODUCTION, LLC

/s/ D. Neal Harrington
D. Neal Harrington
Vice President - Land

Agreed and accepted this 27th  day of March, 2013:

ZAZA ENERGY CORPORATION

/s/ Ian H. Fay
Ian H. Fay
CFO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.